Filed Pursuant to Rule 424(b)(5)

Registration No. 333-267468

Prospectus Supplement

(To prospectus dated September 16, 2022)

$150,000,000

Depositary Shares

Each representing 1/100th of One Share of

8.75% Series B Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference: $25.00 per Depositary Share)

We entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley” or the “Agent”) on December 29, 2022, under which we may offer and sell, as agent and/or principal, from time to time, up to $150,000,000 of our Depositary Shares (the “Depositary Shares”), each of which represents 1/100th of one share of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) (the “Series B Preferred Shares”). The Series B Preferred Shares represented by the Depositary Shares will be deposited with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary. As a holder of a Depositary Share, you will be entitled, through the depositary and subject to the terms of the deposit agreement governing the Depositary Shares (the “Deposit Agreement”), to proportional rights and preferences as if you held 1/100th of one Series B Preferred Share.

Dividends on the Series B Preferred Shares underlying the Depositary Shares are cumulative and shall accrue from the Dividend Payment Date (as defined below) immediately preceding the issuance date and will be payable quarterly in arrears on the first day of January, April, July and October of each year (each, a “Dividend Payment Date”), when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefor at a rate equal to 8.75% per annum of the stated liquidation preference.

We may redeem, at our option, the Series B Preferred Shares (and therefore the Depositary Shares) at any time, in whole or in part, out of amounts legally available therefor, at a redemption price of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

The Depositary Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “GSL-B.” On December 28, 2022, the last reported sale price per Depositary Share was $24.69.

Sales of the Depositary Shares, if any, under this prospectus supplement and accompanying prospectus may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Agent is not required to sell any specific number of Depositary Shares, but the Agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the Agent and us. See “Plan of Distribution” for further information.

The Depositary Shares to which this prospectus supplement and the accompanying prospectus relate will be offered and sold through the Agent over a period of time and from time to time. Under the Sales Agreement, the Agent will be entitled to compensation equal to 2.5% of the gross proceeds from each sale of the Depositary Shares sold through it as our agent. In connection with the sale of the Depositary Shares on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent will be deemed to be underwriting commissions or discounts. There is no arrangement to place proceeds of the offering in escrow, trust or similar arrangement.

An investment in the Depositary Shares involves a high degree of risk. Before you make an investment in the Depositary Shares, you should carefully consider the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement, and other risk factors contained in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Depositary Shares in book-entry form only through the Depository Trust Company will be made on or about the second trading date following the date of purchase.

B. Riley Securities

The date of this prospectus supplement is December 29, 2022.

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Depositary Shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference therein. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the Depositary Shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in the Depositary Shares.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not, and the Agent has not, authorized anyone to provide you with information that is different. We and the Agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the Depositary Shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and accompanying base prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of the Depositary Shares. Our business, financial condition and results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to the “Company,” “we,” “us,” “our” or “Global Ship Lease” refer to Global Ship Lease, Inc. and all of its subsidiaries; “Technomar” refers to Technomar Shipping Inc., our ship technical manager and “Conchart” refers to Conchart Commercial Inc., our commercial ship manager. Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to U.S. dollars. We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of our containerships, which we also refer to as ships. References to our “2021 Annual Report” refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, that was filed with the Commission on March 24, 2022, which is incorporated herein by reference.

All share and per share amounts disclosed in this prospectus give retroactive effect, for all periods presented, to the one-for-eight reverse stock split of our Class A common shares effected on March 25, 2019.

Non-U.S. GAAP Financial Measures

To supplement our financial information presented in accordance with U.S. GAAP, this prospectus supplement, through the incorporation by reference of information, contains certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with U.S. GAAP. We believe that the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations, and therefore a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

S-ii

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Depositary Shares and the information incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement, on page 2 of the accompanying base prospectus, and in our 2021 Annual Report.

Our Company

Global Ship Lease is a leading independent owner of containerships with a diversified fleet of mid-sized and smaller containerships. Incorporated in the Republic of the Marshall Islands, Global Ship Lease commenced operations in December 2007 with a business of owning and chartering out containerships under fixed-rate charters to top tier container liner companies.

As of the date of this prospectus, we owned 65 containerships, ranging from 1,118 to 11,040 TEU, with a total capacity of 342,348 TEU. Our fleet’s average size is 5,267 TEU, with a TEU weighted average age of 15.4 years as of September 30, 2022. Of the vessels in our fleet, 32 ships are wide-beam Post-Panamax, of which nine are “Eco” fuel-efficient and new-design wide-beam. Wide beam allows ships to carry more cargo, which, together with fuel efficiency, gives lower costs and emissions per container carried.

As of December 28, 2022, all of our ships were chartered out on time charters. Adjusted to include all charters agreed, up to December 28, 2022, to the mid-point of redelivery, including options under our control and other than if a redelivery notice has been received, was 2.9 years on a TEU-weighted basis. Contracted revenue on the same basis was $2.23 billion. Contracted revenue was $2.65 billion, including options under charterers’ control and with latest redelivery date, representing a weighted average remaining term of 3.7 years. For additional information on our fleet, please see “Our Fleet” below.

Our Class A common shares began trading on the NYSE under the symbol “GSL” on August 15, 2008. Our Depositary Shares, each of which represents a 1/100th interest in a Series B Preferred Share, began trading on the NYSE under the symbol “GSL-B” on August 20, 2014.

Recent and Other Developments

Results of Annual Meeting of Shareholders

On December 7, 2022, at our 2022 Annual Meeting of Shareholders (the “Shareholder Meeting”), our shareholders approved the re-election of each of Messrs. Michael Chalkias and George Giouroukos, as Term II Directors, to serve until our 2025 Annual Meeting of Shareholders and until such time as his successor has been duly elected and qualified and ratified the appointment of PricewaterhouseCoopers S.A. as our independent public accounting firm for the fiscal year ending December 31, 2022. The Shareholder Meeting was adjourned solely with respect to a proposal to approve an amendment to our Amended and Restated Articles of Incorporation to lower the quorum requirement for shareholder meetings to one-third (1/3) of the outstanding shares (“Proposal Three”), to allow shareholders additional time to vote on Proposal Three. The Annual Meeting will be reconvened, solely for the purpose of voting on Proposal Three, on January 5, 2023 at 8:00 p.m. local time, at 3-5 Menandrou Str., 14561 Kifisia, Athens, Greece.

Dividend on Depositary Shares

On December 8, 2022, our board of directors declared a cash dividend of $0.546875 per Depositary Share. The dividend represents payment for the period from October 1, 2022 to December 31, 2022 and will be paid on January 3, 2023 to all shareholders of record of Series B Preferred Shares as of December 23, 2022.

Our Fleet

The table below provides information about our fleet of 65 containerships as of December 28, 2022:

Vessel Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date		Latest Charter Expiry Date (2)		Daily Charter Rate $
CMA CGM Thalassa	11,040	38,577	2008	CMA CGM	4Q25		2Q26		47,200
ZIM Norfolk (ex UASC Al Khor) (1)	9,115	31,764	2015	ZIM (3)	2Q27	(3)	4Q27	(3)	65,000	(3)
Anthea Y (1)	9,115	31,890	2015	COSCO	3Q23		4Q23		38,000
ZIM Xiamen (ex Maira XL)(1)	9,115	31,820	2015	ZIM (3)	3Q27	(3)	4Q27	(3)	65,000	(3)
MSC Tianjin	8,603	34,325	2005	MSC	2Q24		3Q24		19,000
MSC Qingdao (4)	8,603	34,609	2004	MSC	2Q24		2Q25		23,000
GSL Ningbo	8,603	34,340	2004	MSC	3Q27		4Q27	(5)	22,500	(5)
GSL Eleni	7,847	29,261	2004	Maersk	3Q24		4Q24	(6)	16,500	(6)
GSL Kalliopi	7,847	29,105	2004	Maersk	3Q23		4Q24	(6)	18,900	(6)
GSL Grania	7,847	29,190	2004	Maersk	3Q23		1Q25	(6)	17,750	(6)
Mary (1)	6,927	23,424	2013	CMA CGM	4Q28		1Q31	(7)	25,910	(7)
Kristina (1)	6,927	23,421	2013	CMA CGM	3Q29		3Q31	(7)	25,910	(7)
Katherine (1)	6,927	23,403	2013	CMA CGM	1Q29		2Q31	(7)	25,910	(7)
Alexandra (1)	6,927	23,348	2013	CMA CGM	2Q29		3Q31	(7)	25,910	(7)
Alexis (1)	6,882	23,919	2015	CMA CGM	2Q29		3Q31	(7)	25,910	(7)
Olivia I (1)	6,882	23,864	2015	CMA CGM	2Q29		2Q31	(7)	25,910	(7)
GSL Christen	6,840	27,954	2002	Maersk	3Q23		1Q24		35,000
GSL Nicoletta	6,840	28,070	2002	Maersk	3Q24		4Q24		35,750
CMA CGM Berlioz	6,621	26,776	2001	CMA CGM	4Q25		2Q26		37,750
Agios Dimitrios (4)	6,572	24,931	2011	MSC	4Q23		3Q24		20,000
GSL Vinia	6,080	23,737	2004	Maersk	3Q24		1Q25		13,250
GSL Christel Elisabeth	6,080	23,745	2004	Maersk	2Q24		1Q25		13,250
GSL Dorothea	5,992	24,243	2001	Maersk	3Q24		3Q26		18,600	(8)
GSL Arcadia	6,008	24,858	2000	Maersk	2Q24		1Q26		18,600	(8)
GSL Violetta	6,008	24,873	2000	Maersk	4Q24		4Q25		18,600	(8)
GSL Maria	6,008	24,414	2001	Maersk	4Q24		1Q27		18,600	(8)
GSL MYNY	6,008	24,873	2000	Maersk	3Q24		1Q26		18,600	(8)
GSL Melita	6,008	24,848	2001	Maersk	3Q24		3Q26		18,600	(8)
GSL Tegea	5,992	24,308	2001	Maersk	3Q24		3Q26		18,600	(8)
Tasman	5,936	25,010	2000	Maersk	4Q23		1Q24		20,000	(9)
ZIM Europe	5,936	25,010	2000	ZIM	1Q24		2Q24		24,250
Ian H	5,936	25,128	2000	ZIM	2Q24		4Q24		32,500
GSL Tripoli	5,470	22,259	2009	Maersk	3Q24		4Q27		36,500	(10)
GSL Kithira	5,470	22,108	2009	Maersk	4Q24		4Q27		36,500	(10)
GSL Tinos	5,470	22,067	2010	Maersk	4Q24		4Q27		36,500	(10)
GSL Syros	5,470	22,098	2010	Maersk	4Q24		4Q27		36,500	(10)

Dolphin II	5,095	20,596	2007	OOCL	1Q25	3Q25	53,500
Orca I	5,095	20,633	2006	Maersk	2Q24	4Q25	21,000	(11)
CMA CGM Alcazar	5,089	20,087	2007	CMA CGM	3Q26	4Q26	35,500
GSL Château d’If	5,089	19,994	2007	CMA CGM	4Q26	1Q27	35,500
GSL Susan	4,363	17,309	2008	CMA CGM	3Q27	1Q28	22,000	(12)
CMA CGM Jamaica	4,298	17,272	2006	CMA CGM	1Q28	2Q28	25,350	(12)
CMA CGM Sambhar	4,045	17,429	2006	CMA CGM	1Q28	2Q28	25,350	(12)
CMA CGM America	4,045	17,428	2006	CMA CGM	1Q28	2Q28	25,350	(12)
GSL Rossi	3,421	16,420	2012	ZIM	1Q26	3Q26	38,875
GSL Alice	3,421	16,543	2014	CMA CGM	1Q23	2Q23	21,500
GSL Eleftheria	3,404	16,642	2013	Maersk	3Q25	4Q25	37,975
GSL Melina	3,404	16,703	2013	Maersk	2Q23	3Q23	24,500
GSL Valerie	2,824	11,971	2005	ZIM	1Q25	3Q25	35,600	(13)
Matson Molokai	2,824	11,949	2007	Matson	2Q25	3Q25	36,500
GSL Lalo	2,824	11,950	2006	ONE	4Q22	1Q23	18,500
GSL Mercer	2,824	11,970	2007	ONE	4Q24	1Q25	35,750
Athena	2,762	13,538	2003	Hapag-Lloyd	2Q24	3Q24	21,500
GSL Elizabeth	2,741	11,507	2006	ONE	4Q22	4Q22	18,500
Tbr GSL Chloe	2,546	12,212	2012	ONE	4Q24	1Q25	33,000
GSL Maren	2,546	12,243	2014	Westwood	4Q22	2Q23	19,250
Maira	2,506	11,453	2000	Hapag-Lloyd	1Q23	2Q23	14,450
Nikolas	2,506	11,370	2000	CMA CGM	1Q23	2Q23	16,000
Newyorker	2,506	11,463	2001	CMA CGM	1Q24	3Q24	20,700
Manet	2,272	11,727	2001	OOCL	4Q24	2Q25	32,000
Keta	2,207	11,731	2003	CMA CGM	1Q25	1Q25	25,000
Julie	2,207	11,731	2002	Sea Consortium	1Q23	2Q23	20,000
Kumasi	2,207	11,791	2002	Wan Hai	1Q25	2Q25	38,000
Akiteta	2,207	11,731	2002	OOCL	4Q24	1Q25	32,000
GSL Amstel	1,118	5,167	2008	CMA CGM	3Q23	3Q23	11,900

(1)	Modern design, high reefer capacity, fuel-efficient vessel.
(2)

In many instances charterers have the option to extend a charter beyond the nominal latest expiry date by the amount of time that the vessel was off hire during the course of that charter. This additional charter time (“Offhire Extension”) is computed at the end of the initially contracted charter period. The Latest Charter Expiry Dates shown in this table have been adjusted to reflect offhire accrued up to the date of issuance of this release plus estimated offhire scheduled to occur during the remaining lifetimes of the respective charters. However, as actual offhire can only be calculated at the end of each charter, in some cases actual Offhire Extensions – if invoked by charterers – may exceed the Latest Charter Expiry Dates indicated.

(3)

ZIM Norfolk (ex UASC Al Khor) & ZIM Xiamen (ex Maira XL). On November 22, 2021 we announced the forward fixture of these two ships, upon the expiry of their existing charters in the second and third quarters of 2022, respectively, for approximately five years each at a charter rate of $65,000 per day.

(4)	MSC Qingdao & Agios Dimitrios are fitted with Exhaust Gas Cleaning Systems (“scrubbers”).
(5)	GSL Ningbo chartered to MSC at $22,500 per day to July 2023. Thereafter, the charter has been extended by 48 to 52 months.
(6)

GSL Eleni (delivered 2Q 2019) is chartered for five years; GSL Kalliopi (delivered 4Q 2019) and GSL Grania (delivered 3Q 2019) are chartered for three years plus two successive periods of one year each, at the option of the charterer. For GSL Kalliopi and GSL Grania the first option periods were exercised in May 2022. During the option periods the charter rates for GSL Kalliopi and GSL Grania are $18,900 per day and $17,750 per day respectively, with these new rates to apply from 3Q 2022 for GSL Grania and 4Q 2022 for GSL Kalliopi.

(7)

Mary, Kristina, Katherine, Alexandra, Alexis, Olivia I were forward fixed to Hapag-Lloyd for five years, followed by two periods of 12 months each at the option of the charterer. The new charters are scheduled to commence, on a staggered basis, between late 2023 and late 2024, following the expiration of existing charters.

(8)

Contract cover for each ship is for a firm period of at least three years from the date each vessel was delivered, with charterers holding a one-year extension option on each charter (at a rate of $12,900 per day), followed by a second option (at a rate of $12,700 per day) with the period determined by – and terminating prior to – each vessel’s 25th year drydocking & special survey.

(9)	Tasman. 12-month extension at charterer’s option was declared in May 2022, at an increased rate of $20,000 per day. The new rate applied from 3Q 2022.
(10)

Ultra-high reefer ships of 5,470 TEU each. Contract cover on each ship is for a firm period of three years at a rate of $36,500 per day, with a period of an additional three years (at $17,250 per day) at charterers’ option.

(11)	Orca I. Chartered at $21,000 per day through to the median expiry of the charter in 2Q2024; thereafter the charterer has the option to charter the vessel for a further 12-14 months at the same rate.
(12)

GSL Susan, CMA CGM Jamaica, CMA CGM Sambhar and CMA CGM America. In July 2022, these four vessels were forward fixed for five years +/- 45 days. The new charter for GSL Susan is scheduled to commence in late 2022, while those for the other three ships are due to commence towards the end of 1Q 2023.

(13)	GSL Valerie. Chartered to ZIM at an average rate of $35,600 per day-$40,000 for the first 12 months, $36,000 for the next 12 months and $32,000 for the remaining period.

Employment of Our Fleet

We employ the ships in our fleet on time charters. A time charter is a contract for the use of a ship for a fixed period of time at a specified daily rate. Under a time charter, the ship owner provides and bears the cost of crew, lubricating oil, and all maintenance and other services related to the ship’s operation, the cost of which is included in the daily charter rate. As the ship owner, we are also responsible for insuring our interests in the ship and liabilities as owner arising from its use. The charterer is responsible for substantially all of the ship’s voyage costs, such as fuel (bunker) costs, canal fees, port expenses, cargo handling costs and extra war risk insurance costs if the ship is deployed outside normal insurance limits and enters areas which are specified by the insurance underwriters as being subject to additional premiums and cargo handling charges.

The initial term for a time charter commences on the ship’s delivery to the charterer. Time charter agreements may include options, in favor of the owner or the charterer, to extend the charter on pre-agreed terms. Charters may be extended on mutually agreed terms, or the ship will be re-delivered by the charterer at the end of the charter period, within a pre-agreed time window (to allow for operational flexibility), in which case we would seek alternate employment with another charterer.

Our charters are with a number of different charterers and expire on different dates over a period of time. We believe the diversified charterer base reduces counterparty risk and the staggered expirations of our charters reduces our exposure to re-chartering risk and may mitigate the impact of the cyclical nature of the container shipping industry.

Management of our Ships

Our vessels are primarily technically managed by Technomar, a company of which our Executive Chairman is the Founder, Managing Director, and majority beneficial owner. The technical management of six vessels is provided by a separate third-party ship manager. All of our vessels are commercially managed by Conchart, a company of which our Executive Chairman is the sole beneficial owner. For additional information on the management of our fleet, please see our 2021 Annual Report.

Risk Factors

We face a number of risks associated with our business and shipping industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the shipping industry, including supply and demand, charter rates, ship values, a downturn in the global economy, operational hazards inherent in container shipping industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, inability to comply with covenants in our current indebtedness and borrowings we may enter into in the future, inability to finance capital projects, and inability to successfully employ our ships at the expiration of current charters.

You should carefully consider these risks, the risks described in “Risk Factors” and the other information in this prospectus and our 2021 Annual Report before deciding whether to invest in the Depositary Shares.

CORPORATE INFORMATION

We were incorporated in the Republic of the Marshall Islands on March 14, 2008 as GSL Holdings, Inc.

On August 14, 2008, we merged with Marathon Acquisition Corp., a company then listed on the American Stock Exchange, and with the pre-existing Global Ship Lease, Inc., which was then wholly owned by CMA CGM S.A. GSL Holdings, Inc. was the surviving entity, changed its name to Global Ship Lease, Inc. and became listed on the New York Stock Exchange, or the NYSE.

The mailing address of our principal executive office is c/o Global Ship Lease Services Limited, 25 Wilton Road, London SW1V 1LW, United Kingdom, and our telephone number is +44 (0) 20 3998 0063. Our website address is www.globalshiplease.com. The information included on our website is not incorporated herein by reference. From time to time, we may use our website and social media outlets as channels of distribution of material company information.

OTHER INFORMATION

We are incorporated under the laws of the Republic of the Marshall Islands, and as a consequence, you may encounter difficulty protecting your interests as a holder of Depositary Shares, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

THE OFFERING

The summary below describes the principal terms of the Depositary Shares and the Series B Preferred Shares being offered by this prospectus supplement. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms and conditions of the Depositary Shares and the Series B Preferred Shares, see “Description of Depositary Shares and Series B Preferred Shares.”

Issuer	Global Ship Lease, Inc.

Securities Offered	Up to $150,000,000 of Depositary Shares, each representing 1/100th of one share of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share).

Manner of Offering	“At the market offering” that may be made from time to time through the Agent, as agent and/or principal, subject to our instruction as to amount and timing. The Agent is not required to sell any specific number of the Depositary Shares, but the Agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the Agent and us. See “Plan of Distribution” beginning on page S-39.

Dividends	Dividends on the Series B Preferred Shares underlying the Depositary Shares will accrue and be cumulative from the Dividend Payment Date immediately preceding issuance and will be payable on each Dividend Payment Date when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend Rate	The dividend rate for the Series B Preferred Shares is 8.75% per annum per $2,500.00 of liquidation preference per Series B Preferred Share (equivalent to $25.00 per Depositary Share). The dividend rate is subject to increase in the limited circumstances described below under “Voting Rights.”

Payment of Dividends

No dividend may be declared or paid or set apart for payment on any Junior Securities (as defined below) (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities (as defined below) through the most recent respective dividend payment dates.

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Ranking

The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Shares rank:

•  senior to our common stock and to each other class or series of capital stock that has been or will be established after the original issue date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•  pari passu with any class or series of capital stock that has been or will be established after the original issue date of the Series B Preferred Shares with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and

•  junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Optional Redemption	We may redeem the Series B Preferred Shares (including the related Depositary Shares), at our option, at any time, in whole or in part, and at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption would be effected only out of funds legally available for such purpose.

Voting Rights

Holders of the Series B Preferred Shares and Depositary Shares generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Shares have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our Amended and Restated Articles of Incorporation that would materially and adversely alter the preferences, powers or rights of the Series B Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not create or issue any Senior Securities.

No vote or consent of Series B Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred shares.

Each record holder of Depositary Shares may instruct the Depositary to vote the amount of Series B Preferred Shares represented by the holder’s Depositary Shares.

Liquidation or Dissolution	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preferred Shares will have the right to receive the liquidation preference of $2,500.00 per Series B Preferred Share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock or any other Junior Securities. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed to be a liquidation, dissolution or winding up of our affairs.

Conversion; Exchange and Preemptive Rights	The Series B Preferred Shares will not have any conversion or exchange rights or be subject to preemptive rights.

Sinking Fund	The Series B Preferred Shares will not be subject to any sinking fund requirements.

Use of Proceeds	We intend to use any net proceeds from this offering of Depositary Shares for general corporate purposes.

Listing	The Depositary Shares are listed on the NYSE under the symbol “GSL-B.” The Series B Preferred Shares represented by Depositary Shares are not listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Series B Preferred Shares and a limited public market for the Depositary Shares.

Form	The Depositary Shares will be evidenced by one or more global depositary receipts, and the Depositary Shares will be delivered through the book-entry settlement system of The Depository Trust Company (“DTC”).

Risk Factors	An investment in the Depositary Shares and Series B Preferred Shares involves significant risks. Please refer to the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Depositary Shares and Series B Preferred Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy, the anticipated benefits of our strategic transaction with Poseidon Containers, and the likelihood of success in acquiring additional vessels to expand our business.

Forward-looking statements appear in a number of places in this prospectus and in our 2021 Annual Report, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. The risks described under “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Commission after the date of this prospectus.

RISK FACTORS

An investment in our securities involves substantial risks. Before making an investment in the our Series B Preferred Shares through our Depositary Shares you should carefully consider the risks described below, as well as the other information included in this prospectus supplement and the accompanying base prospectus, including those in “Item 3. Key Information—D. Risk Factors” in our 2021 Annual Report, as updated by annual, quarterly and other reports and documents that we file with the Commission after the date of this prospectus supplement that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations and could affect the value of the Depositary Shares and the Series B Preferred Shares being offered by this prospectus supplement.

Risks Related to the Depositary Shares, the Series B Preferred Shares and this Offering

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series B Preferred Shares, and accordingly the Depositary Shares, as the case may be, following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on the Series B Preferred Shares, and accordingly the Depositary Shares, only from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, if our board of directors does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Series B Preferred Shares and accordingly the Depositary Shares would not be entitled to receive a dividend for that dividend period. However, any unpaid dividends will accumulate.

In addition, we may have insufficient cash available to redeem the Series B Preferred Shares, and accordingly the Depositary Shares. The amount of cash we can use to pay dividends or redeem our Series B Preferred Shares and the Depositary Shares depends upon the amount of cash we generate from our operations, which may fluctuate significantly, and other factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	the amount of any cash reserves established by our board of directors;

•	restrictions under Marshall Islands law as described below;

•	any restrictions under our credit facilities and other instruments and agreements governing our indebtedness as described below; and

•

our overall financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to the risks associated with the shipping industry and the other factors described in our 2021 Annual Report and other reports and documents we filed with the Commission, many of which are beyond our control.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by noncash items, and our board of directors in its discretion may elect not to declare any dividends. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Our ability to pay dividends on and to redeem our Series B Preferred Shares, and therefore your ability to receive payments on the Depositary Shares, is limited by the requirements of Marshall Islands law and by our contractual obligations.

Marshall Islands law provides that we may pay dividends on and redeem the Series B Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Series B Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

The terms of the agreements governing our indebtedness may also prohibit us from declaring or paying any dividends or distributions on preferred stock, including the Series B Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment on preferred stock in certain circumstances.

Our Series B Preferred Shares are subordinated to our debt obligations, and your interests could be diluted by the issuance of additional shares, including additional Series B Preferred Shares and by other transactions.

Our Series B Preferred Shares are subordinated to all of our existing and future indebtedness. As of September 30, 2022, we had $999.5 million of outstanding indebtedness, comprised of $498.7 million of secured bank debt, $350.0 million of amounts outstanding under our 5.69% Senior Secured Notes due 2027, and $150.8 million under sale and leaseback financing transactions. We may incur additional indebtedness under our existing or future credit facilities or other debt agreements. The payment of principal and interest on our debt reduces cash available for distribution on our shares, including the Depositary Shares, and accordingly, the Series B Preferred Shares.

The issuance of additional preferred shares on a parity with or senior to our Series B Preferred Shares would dilute the interests of the holders of our Series B Preferred Shares, and any issuance of Senior Securities or Parity Securities or additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series B Preferred Shares. No provisions relating to our Series B Preferred Shares protect the holders of our Series B Preferred Shares in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series B Preferred Shares.

Our Series B Preferred Shares will rank pari passu with any Parity Securities as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

The Series B Preferred Shares represent perpetual equity interests in us.

The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Shares (and accordingly the Depositary Shares) may be required to bear the financial risks of an investment in the Series B Preferred Shares (and accordingly the Depositary Shares) for an indefinite period of time. In addition, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

As a holder of Depositary Shares you have extremely limited voting rights, will have even more limited rights than holders of the Series B Preferred Shares and may encounter difficulties in exercising some of your rights.

Your voting rights as a holder of Depositary Shares will be extremely limited. Our common stock is the only class of stock carrying full voting rights. Holders of the Series B Preferred Shares, and accordingly holders of the Depositary Shares, generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose.

Furthermore, holders of the Depositary Shares may encounter difficulties in exercising any voting rights acquired by the Series B Preferred Shares for as long as they hold the Depositary Shares rather than the Series B Preferred Shares. For example, holders of the Depositary Shares will not be entitled to vote at meetings of holders of Series B Preferred Shares, and they will only be able to exercise their limited voting rights by giving timely instructions to the Depositary in advance of any meeting of holders of Series B Preferred Shares. The Depositary will be the holder of the Series B Preferred Shares underlying the Depositary Shares and holders may exercise voting rights with respect to the Series B Preferred Shares represented by the Depositary Shares only in accordance with the Deposit Agreement relating to the Depositary Shares. To the limited extent permitted by the Deposit Agreement, the holders of the Depositary Shares should be able to direct the Depositary to vote the underlying Series B Preferred Shares in accordance with their individual instructions. Nevertheless, holders of Depositary Shares may not receive voting materials in time to instruct the Depositary to vote the Series B Preferred Shares underlying their Depositary Shares. Also, the Depositary and its agents are not responsible for failing to carry out voting instructions of the holders of Depositary Shares or for the manner of carrying out such instructions. Accordingly, holders of Depositary Shares may not be able to exercise voting rights, and they will have little, if any, recourse if the underlying Series B Preferred Shares are not voted as requested.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation for the Series B Preferred Shares is fixed at the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of liquidation (whether or not declared). If in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for the Series B Preferred Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

The Series B Preferred Shares are only redeemable at our option and investors should not expect us to redeem the Series B Preferred Shares in the future.

We may redeem, at our option, all or from time to time part of, the Series B Preferred Shares (and accordingly the Depositary Shares) at any time, subject to any applicable restrictions in the agreements governing our current or future indebtedness and restrictions under Marshall Islands law. If we redeem the Series B Preferred Shares, holders of the Series B Preferred Shares will be entitled to receive a redemption price equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of redemption (whether or not declared). Any decision we may make at any time to propose a redemption of the Series B Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time, and investors should not expect us to redeem the Series B Preferred Shares on any particular date in the future, or at all. If the Series B Preferred Shares are redeemed, the corresponding redemption of the Depositary Shares would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Series B Preferred Shares in a similar security or at similar rates. We may elect to exercise our partial redemption right on multiple occasions. Any such optional redemption would be effected only out of funds legally available for such purpose.

Holders of Depositary Shares may be subject to additional risks related to holding Depositary Shares rather than Series B Preferred Shares.

Because holders of Depositary Shares do not hold their shares directly, they are subject to the following additional risks, among others:

•	as a holder of Depositary Shares, we will not treat you as one of our direct shareholders and you may not be able to exercise shareholder rights;

•

distributions on the Series B Preferred Shares represented by your Depositary Shares will be paid to the Depositary, and before the Depositary makes a distribution to you on behalf of your Depositary Shares, withholding taxes or other governmental charges, if any, that must be paid will be deducted;

•

we and the Depositary may amend or terminate the Deposit Agreement without the consent of holders of the Depositary Shares in a manner that could prejudice holders of Depositary Shares or that could affect their ability to transfer Depositary Shares, among others; and

•	the Depositary may take other actions inconsistent with the best interests of holders of Depositary Shares.

USE OF PROCEEDS

We intend to use the net proceeds from any sales of the Depositary Shares from this offering, after deducting the Agent’s commissions and our offering expenses, for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022, on an:

•	actual basis;

•	as adjusted basis to give effect to:

•	the repurchase, of 307,121 Class A common shares, during the period from October 1, 2022 to December 22, 2022, for a total amount of $5.1 million;

•	the issuance of 4,644 Class A common shares, during the period from October 1, 2022 to December 22, 2022, under the 2019 Omnibus Incentive Plan; and

•

scheduled debt payments during the period from October 1, 2022 to December 22, 2022 of $42.0 million, including the redemption of $13.1 million aggregate principal amount of the 2027 USPP Notes, payments of $9.2 million related to the sale and leaseback agreements with CMBFL and Neptune Maritime Leasing, and $19.7 million repayments related to other bank debt; and

•

as further adjusted basis to give effect to the issuance of the Depositary Shares covered by this prospectus supplement and the application of the net proceeds therefrom as described under “Use of Proceeds.” This calculation assumes the issuance and sale of $150.0 million of Depositary Shares, resulting in assumed net proceeds of approximately $146.0 million, after sales commissions and estimated offering expenses. The actual number of Depositary Shares issued, and the price at which they are issued, may differ depending on the timing of the sales.

You should read the information below together with the sections of this prospectus supplement and accompanying base prospectus entitled “Use of Proceeds” and “Risk Factors,” in addition to our Report on Form 6-K filed with the Commission on November 9, 2022, containing our interim unaudited condensed consolidated financial statements for the nine months ended September 30, 2022, and the other documents that are incorporated by reference herein.

There have been no other material adjustments to our capitalization since September 30, 2022, as so adjusted.

	As of September 30, 2022
(In Thousands of U.S. Dollars)	Actual	As Adjusted	As Further Adjusted
Total Cash (1) (2) (3) (4)	$245,507	$198,424	$344,374

Debt (secured)
ESUN, MICB, Cathay, Taishin Credit Facility	$51,000	$46,500	$46,500
Sinopac Credit Facility	10,320	9,900	9,900
HCOB, CACIB, ESUN, CTBC, Taishin Credit Facility	108,000	100,000	100,000
Deutsche Credit Facility	45,858	44,695	44,695
HCOB Credit Facility	44,806	40,794	40,794

CACIB, Bank Sinopac, CTBC Credit Facility	45,325	44,050	44,050
Chailease Credit Facility	4,164	3,852	3,852
Syndicated Senior Secured Credit Facility (CACIB, ABN, First-Citizens & Trust Company, Siemens, CTBC, Bank Sinopac, Palatine)	189,200	189,200	189,200
2027 USPP Notes	350,000	336,875	336,875
Sale and leaseback agreement-CMBFL	140,063	131,688	131,688
Sale and leaseback agreement-Neptune	10,765	9,971	9,971

Total Debt (2)	$999,501	$957,525	$957,525

Shareholders’ equity:
Class A common shares—authorized 214,000,000 shares with a $0.01 par value 36,292,765 shares issued and outstanding (as adjusted 35,990,288) (3)	362	360	360
Series B Preferred Shares—authorized 44,000 shares with a $0.01 par value 43,592 shares issued and outstanding (as adjusted 43,592 shares)	—	—	—
Additional paid- in- capital (4)	691,438	686,339	832,289
Retained earnings	187,317	187,311	187,311
Accumulated other comprehensive income	35,989	35,989	35,989

Total shareholders’ equity	$915,106	$909,999	$1,055,949

Total Capitalization	$1,914,607	$1,867,524	$2,013,474

1)	Cash and cash equivalents, including restricted cash of $142,798.
2)	Aggregated principal amount outstanding, excluding unamortized deferred financing costs of $16,618.
3)	As adjusted includes the issuance of 4,644 class A common shares and the cancellation of 307,121 class A common shares.
4)

As further adjusted includes the full $150.0 million of Depositary Shares offered hereby. Net proceeds from the issuance of the Depositary Shares, assuming sale of the full $150.0 million of Depositary Shares and accounting for estimated offering costs, is estimated to be $146.0 million.

DESCRIPTION OF DEPOSITARY SHARES AND SERIES B PREFERRED SHARES

The following description of the Depositary Shares and the underlying Series B Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designation, as amended, designating the Series B Preferred Shares and setting forth the rights, preferences and limitations of the Series B Preferred Shares (the “Certificate of Designation”) and the terms of the Deposit Agreement (as defined below) which establishes the terms of the Depositary Shares. The following summary does not set forth the full terms or provisions of the Series B Preferred Shares, which is set forth in the Certificate of Designation, or the Depositary Shares, which is set forth in the Deposit Agreement (including the form of depositary receipt contained therein). The Certificate of Designation, and not the following description, will define the terms of the Series B Preferred Shares. Likewise, the Deposit Agreement, and not the following description, will define the terms of the Depositary Shares. Copies of the Certificate of Designation and the Deposit Agreement may be obtained from us as described under “Where You Can Find More Information” in this prospectus supplement.

Series B Preferred Shares

General

Each Depositary Share represents 1/100th of one Series B Preferred Share. The Series B Preferred Shares are an existing series of preferred stock. As of the date of this prospectus supplement, there are 43,592 Series B Preferred Shares issued and outstanding. Upon completion of this offering, there may be up to 103,592 Series B Preferred Shares issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Shares, authorize and issue additional Series B Preferred Shares and Junior Securities and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities.

In connection with this offering, we will issue additional Series B Preferred Shares, which we will then deposit with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary, under the Deposit Agreement among us, the Depositary and the registered holders and indirect and beneficial owners from time to time of the Depositary Shares (the “Deposit Agreement”). The Deposit Agreement sets forth the terms of the Depositary Shares that we will sell in this offering. In general, each Depositary Share represents, and entitles the holder, subject to the terms of the Deposit Agreement, to proportional rights and preferences (including dividends, voting, redemption and liquidation rights and preferences) as if such holder held 1/100th of one Series B Preferred Share. The material terms of the Series B Preferred Shares and the Depositary Shares are summarized below. In the future, we may create and sell additional Depositary Shares.

The holders of our common stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common stock are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of any class or series of shares (including the Series B Preferred Shares) having preferential rights to receive distributions of our assets.

The Series B Preferred Shares entitle the holders thereof (“Series B Preferred Shareholders”) to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional Series B Preferred Shares will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series B Preferred Shares represented by the Depositary Shares offered hereby will be fully paid and nonassessable and the Depositary Shares offered hereby will be validly issued and entitled to the benefits of the Deposit Agreement. Each Series B Preferred

Share will have a fixed liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) and upon liquidation will also be entitled to an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please see the section entitled “—Liquidation Rights.”

The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

As a holder of Depositary Shares, we will not treat you as a registered holder of Series B Preferred Shares, and you will not have the rights of a Series B Preferred Shareholder. Marshall Islands law governs Series B Preferred Shareholder rights. The Depositary will be the holder of the Series B Preferred Shares underlying the Depositary Shares. As a registered holder of Depositary Shares, you will have the rights of a Depositary Shareholder. The Deposit Agreement sets out the Depositary Shareholder rights as well as the rights and obligations of the Depositary. The Deposit Agreement and the Depositary Shares are governed by New York law.

The Series B Preferred Shares are not convertible into common stock or any other of our securities and do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Series B Preferred Shares are not subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Shares are subject to redemption, in whole or in part, at our option, at any time. Please see the section entitled “—Redemption.”

We have appointed Computershare Inc. and Computershare Trust Company, N.A., as applicable, as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series B Preferred Shares. The address of the Paying Agent is 250 Royall Street, Canton MA 02021.

Ranking

The Series B Preferred Shares, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including all of our common stock);

•	on a parity with the Parity Securities; and

•	junior to the Senior Securities.

Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series B Preferred Shares are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Securities. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed a liquidation, dissolution or winding up of our affairs for this purpose.

In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accumulated and unpaid dividends thereon (whether or not declared). After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Shares have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends payable on the Series B Preferred Shares are in arrears, whether or not consecutive, the holders of the Series B Preferred Shares, have the right, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member to our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Stock upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of such holders of Series B Preferred Shares to elect one member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right will terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly dividends as described above and, with respect to funds set apart for payment, upon failure to pay the dividend on the Dividend Payment Date. Upon any termination of the right of the holders of the Series B Preferred Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Shares and any other Parity Stock shall each be entitled to one vote on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our Amended and Restated Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not create or issue any Senior Securities.

On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per $25.00 of liquidation preference (equivalent to 100 votes per Series B Preferred Share). Any Series B Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

No vote or consent of Series B Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred shares.

Series B Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Dividends

General

Holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends out of legally available funds for such purpose, payable on each Dividend Payment Date commencing on the first Dividend Payment Date following issuance.

Dividends on the Series B Preferred Shares offered hereby will accrue from the Dividend Payment Date immediately preceding issuance at a rate of 8.75% per annum of the $2,500.00 per share liquidation preference of Series B Preferred Shares (equivalent to $25.00 per Depositary Share). The dividend rate is not subject to adjustment.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series B Preferred Shares is each January 1, April 1, July 1 and October 1. Dividends will accumulate in each dividend period from and including the Dividend Payment Date immediately preceding issuance to but excluding the next applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City, London or Amsterdam are authorized or required to close.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our board of directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with the Certificate of Designation, our Amended and Restated Articles of Incorporation and our Bylaws, each as amended and as may be further amended from time to time.

Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series B Preferred Shares in accordance with the instructions of such holders. In certain circumstances, dividends may be paid by check delivered to the registered address of the holder of Series B Preferred Shares, unless, in any particular case, we elect to pay by wire transfer.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been declared and set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Redemption

Optional Redemption

At any time, we may redeem, at our option, in whole or in part, the Series B Preferred Shares (and accordingly the Depositary Shares) at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

Redemption Procedures

We will provide notice of any redemption, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such Series B Preferred Shares will be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares.

The redemption price will be paid by the Paying Agent to the holders of the Series B Preferred Shares on the redemption date.

The aggregate redemption price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if we so elect, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with the redemption provisions described herein).

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given no later than 10:00 a.m., New York City time, on the Business Day fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such Series B Preferred Shares as Series B Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall, to the extent permitted by law, be repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be cancelled and shall constitute preferred shares subject to designation by the board of directors, as set forth in our Amended and Restated Articles of Incorporation. If only a portion of the Series B Preferred Shares has been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase shares of the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred shares undesignated by us.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any common stock and any other Junior Securities, except pursuant to an exchange for or conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

No Sinking Fund

The Series B Preferred Shares do not have the benefit of any sinking fund.

Depositary Shares

General

We are offering our Depositary Shares representing proportional fractional interests in shares of the Series B Preferred Shares. Each Depositary Share represents a 1/100th interest in one Series B Preferred Share, and once issued will be evidenced by depositary receipts, as described under “Registration and Settlement—Book-Entry System.” We will deposit the underlying shares of the Series B Preferred Shares with a depositary pursuant to the Deposit Agreement. Subject to the terms of the Deposit Agreement, the Depositary Shares are entitled to all the powers, preferences and special rights of the Series B Preferred Shares, as applicable, in proportion to the applicable fraction of Series B Preferred Shares those Depositary Shares represent.

In this prospectus supplement, references to “holders” of Depositary Shares mean those who have depositary receipts registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary receipts registered in the street name of, or issued in book-entry form through, The Depository Trust Company, or “DTC.” DTC is the only registered holder of the depositary receipts representing Depositary Shares. You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”

The depositary, transfer agent and registrar for the Depositary Shares is Computershare Inc. and Computershare Trust Company, N.A., as applicable.

Dividends and Other Distributions

Each dividend payable on a Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related Series B Preferred Shares. The depositary will distribute all dividends and other cash distributions received on the Series B Preferred Shares to the holders of record of the depositary receipts in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the related Series B Preferred Shares.

The amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying Series B Preferred Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Series B Preferred Shares until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series B Preferred Shares, in whole or in part, as described above under “—Series B Preferred Shares—Redemption,” Depositary Shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series B Preferred Shares held by the depositary. The redemption price per Depositary Share will be 1/100th of the redemption price per share payable with respect to the Series B Preferred Shares, plus any declared and unpaid dividends, without accumulation of undeclared dividends.

If we redeem shares of the Series B Preferred Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing those shares of the Series B Preferred Shares so redeemed. If we redeem less than all of the outstanding Depositary Shares, the depositary will select pro rata, by lot or in such other manner as may be determined by the depositary to be fair and equitable, those Depositary Shares to be redeemed. The depositary will deliver notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Shares and the related Depositary Shares.

Voting the Series B Preferred Shares

Because each Depositary Share represents a 1/100th interest in a Series B Preferred Share, holders of depositary receipts are entitled to 1/100th of a vote per Depositary Share under those limited circumstances in which holders of the Series B Preferred Shares are entitled to a vote, as described above in “—Series B Preferred Shares—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series B Preferred Shares are entitled to vote, the depositary will deliver the information contained in the notice to the record holders of the Depositary Shares relating to the Series B Preferred Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Shares, may instruct the depositary to vote the amount of the Series B Preferred Shares represented by the holder’s Depositary Shares. To the extent practicable, the depositary will vote the amount of the Series B Preferred Shares represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series B Preferred Shares, it will abstain from voting with respect to such shares.

Withdrawal of Series B Preferred Shares

Underlying Series B Preferred Shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the Deposit Agreement. Subject to the terms of the Deposit Agreement, the holder of depositary receipts will receive the appropriate number of Series B Preferred Shares represented by such Depositary Shares. Only whole Series B Preferred Shares may be withdrawn; if a holder holds an amount other than a whole multiple of 100 Depositary Shares, the depositary will deliver along with the withdrawn Series B Preferred Shares a new depositary receipt evidencing the excess number of Depositary Shares. Holders of withdrawn Series B Preferred Shares will not be entitled to redeposit such shares or to receive Depositary Shares.

Amendment of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of Depositary Shares in any respect that we and the depositary deem necessary or desirable. However, any amendment that materially and adversely alters the rights of the holders or that would be materially and adversely inconsistent with the rights granted to holders of the Series B Preferred Shares will not be effective unless such amendment has been approved by holders of Depositary Shares representing at least a majority of the Depositary Shares then outstanding.

Form and Notices

The Series B Preferred Shares will be issued in registered form to the depositary, and the Depositary Shares will be issued in book-entry only form through DTC, as described below in “Registration and Settlement—Book-Entry System”. The depositary will forward to the holders of Depositary Shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series B Preferred Shares.

Registration and Settlement

Book-Entry System

The Depositary Shares are, and will be, issued in book-entry only form through the facilities of DTC. This means that actual depositary receipts will not be issued to each holder of Depositary Shares, except in limited circumstances. Instead, the Depositary Shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”).

Except as described in the this prospectus, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary receipts registered in their names, will not receive or be entitled to receive physical delivery of the depositary receipts in definitive form, and will not be considered the owners or holders of Depositary Shares under our Amended and Restated Articles of Incorporation or the Deposit Agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of Depositary Shares.

If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.

Settlement

Investors in the Depositary Shares will be required to make their payment for the Depositary Shares in immediately available funds. DTC requires secondary market trading activity in the Depositary Shares to settle in immediately available funds. This requirement may affect trading activity in the Depositary Shares.

Payment of Dividends

We will pay dividends, if any, on the Series B Preferred Shares represented by Depositary Shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the Depositary Shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check delivered to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Notices

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

If the depositary receipts are issued in certificated form, notices to you also will be delivered to the addresses of the holders as they appear on the security register.

TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

In the opinion of Watson Farley & Williams LLP, the following summary describes certain U.S. federal income tax considerations applicable to us and to the acquisition, ownership and disposition of our Depositary Shares by U.S. holders (as defined below).

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to us or each investor. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this discussion considers only U.S. holders that will own Depositary Shares as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	dealers in securities or currencies;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions;

•	taxpayers who hold Depositary Shares or Series B Preferred Shares as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	certain expatriates or former long-term residents of the United States;

•	persons required to report income for U.S. federal income tax purposes no later than when such income is reported on an applicable financial statement;

•

persons who own, directly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of shares of all classes of our stock;

•	persons subject to the “base erosion and anti-avoidance tax”; and

•	U.S. holders whose functional currency is not the U.S. dollar.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this summary does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Depositary Shares through such entities. Prospective investors should consult their tax advisors regarding the specific tax consequences to them of the acquisition, holding or disposition of Depositary Shares, in light of their particular circumstances.

Beneficial owners of Depositary Shares will be treated as owners of the underlying Series B Preferred Shares for U.S. federal income tax purposes.

Taxation of Global Ship Lease

Taxation of operating income

Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.

The 4% gross basis tax

For foreign corporations not engaged in a U.S. trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s U.S. source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus generally includes time charter and bareboat charter income). The U.S. source portion of transportation income is 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as U.S. source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be U.S. source, we do not expect to have any transportation income from voyages that begin and end in the United States.

The net basis tax and branch profits tax

We do not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or we were to be treated as engaged in a U.S. trade or business, all or a portion of our taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this U.S. trade or business, or effectively connected income. Any effectively connected income would be subject to U.S. federal corporate income tax. In addition, an additional 30% branch profits tax would be imposed on us at such time as our after-tax effectively connected income is viewed as having been repatriated to our offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

The Section 883 exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to U.S. source transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;

•	satisfy one of the following three ownership tests (discussed in more detail below): (1) the 50% Ownership Test, (2) the CFC Test or (3) the Publicly Traded Test; and

•	meet certain substantiation, reporting and other requirements (which include the filing of U.S. income tax returns).

We are organized under the laws of the Republic of the Marshall Islands. Each of the vessels in the fleet is owned by a separate wholly owned subsidiary organized either in the Republic of the Marshall Islands or Liberia. The U.S. Treasury Department recognizes both the Republic of the Marshall Islands and Liberia as jurisdictions that grant an Equivalent Exemption; therefore, we should meet the first requirement for the Section 883 exemption. Additionally, we intend to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on our ability to satisfy the second requirement enumerated above.

(1) The 50% Ownership Test

In order to satisfy the 50% Ownership Test, a non-U.S. corporation must be able to substantiate that more than 50% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the U.S., that grant an Equivalent Exemption, (2) non-U.S. corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). Given the widely held nature of our Class A common shares, we do not currently anticipate circumstances under which we would be able to satisfy the 50% Ownership Test.

(2) The CFC Test

The CFC Test requires that the non-U.S. corporation be treated as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. We believe that we are not a CFC but cannot predict whether we will be a CFC.

(3) The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that shares of a non-U.S. corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our Class A common shares are listed on the NYSE and are not listed on any other securities exchange. Therefore, our Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares represent more than 50% of both the voting power and value of all classes of our shares.

The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the Class A common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the Class A common shares are regularly quoted by dealers making a market in such Class A common shares. While we anticipate that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of our control and, hence, no assurances can be provided that we will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of shares will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of shares, or 5% Shareholders, own, in the aggregate, 50% or more of the vote and value of that class of shares. This is referred to as the 5% Override Rule. In performing the analysis, we are entitled to rely on current Schedule 13D and 13G filings with the Commission to identify our 5% Shareholders, without having to make any independent investigation to determine the identity of the 5% Shareholder. In the event the 5% Override Rule is triggered, the Section 883 Regulations provide that the 5% Override Rule will nevertheless not apply if the company can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by 5% Shareholders that are considered to be “qualified shareholders”, as defined above, to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the total value of the relevant class of shares held by 5% Shareholders for more than half the number of days during the taxable year.

Based on information that we have as to our shareholders and other matters, we expect that we will qualify for the Section 883 exemption for 2022 under the Publicly Traded Test.

If we were not to qualify for the Section 883 exemption in any year, the U.S. income taxes that become payable could have a negative effect on our business, and could result in decreased earnings available for distribution to our shareholders. However, under the charter agreements, our many of our charterers have agreed to provide reimbursement for any such taxes.

U.S. taxation of gain on sale of vessels

If we qualify for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, we will not be subject to U.S. federal income taxation with respect to such gain, assuming that we are not, and have never been, engaged in a U.S. trade or business. Under certain circumstances, if we are so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

U.S. Holders

For purposes of this discussion, a U.S. holder is a beneficial owner of our Depositary Shares that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person

Tax Consequences of Holding Depositary Shares to U.S. Holders

The following summary describes certain U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of our Depositary Shares by U.S. holders.

Taxation of distributions paid on Depositary Shares

When we make a distribution with respect to our Depositary Shares, subject to the discussions of the passive foreign investment company (“PFIC”) rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the Depositary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Depositary Shares.

Subject to the discussions of the PFIC rules below, in the case of a U.S. holder that is a corporation, dividends that we pay will generally be taxable at regular corporate rates and generally will not qualify for a dividends-received deduction. In the case of certain non-corporate U.S. holders, dividends that we pay generally will be treated as “qualified dividend income” subject to tax at preferential rates, provided that the U.S. holder meets certain holding period and other requirements and we are not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year.

Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a share if the amount of the dividend is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in such share. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a U.S. holder’s tax basis (or fair market value). If we pay an “extraordinary dividend” on our Depositary Shares that is treated as “qualified dividend income,” then any loss derived by certain non-corporate U.S. holders from the sale or exchange of such shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Taxation of the disposition of Depositary Shares

Subject to the discussions of the PFIC rules below, upon the sale, exchange or other disposition of Depositary Shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in our Depositary Shares. The U.S. holder’s initial tax basis in its Depositary Shares generally will be the U.S. holder’s purchase price for the Depositary Shares and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital, as discussed above under “Taxation of distributions paid on Depositary Shares”.

Subject to the discussions of the PFIC rules below, capital gain from the sale, exchange or other disposition of Depositary Shares held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange or other disposition of Depositary Shares generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange or other disposition of Depositary Shares generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of Depositary Shares may be subject to limitations, and U.S. holders should consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

3.8% tax on net investment income

A U.S. holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s net investment income (or undistributed net investment income in the case of an estate or trust) for the taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000). A U.S. holder’s net investment income will generally include distributions made by us that constitute dividends and gain upon a sale, exchange or other disposition of our Depositary Shares. This tax is in addition to any income taxes due on such investment income. Net investment income generally will not include a U.S. holder’s pro rata share of our income and gain if we are a PFIC and that U.S. holder makes a QEF election, as described below in “Consequences of possible passive foreign investment company classification”). However, a U.S. holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a U.S. holder’s ordinary income and net investment income.

If you are a U.S. holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the 3.8% tax on net investment income to the ownership of our Depositary Shares.

Consequences of possible passive foreign investment company classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business; income derived from the performance of services does not, however, constitute “passive income.” The determination of whether a corporation is a PFIC is made annually. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

Based on the projected composition of our income and valuation of our assets, we do not expect that we will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Our expectation is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive from our chartering activities should constitute services income rather than rental income. Correspondingly, we believe such income should not constitute passive income, and the assets owned and operated by us in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules.

We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations. Accordingly, no assurance can be given that the IRS will not assert that we are a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that we will be able to avoid PFIC classification for any future taxable year if we decide to change the nature and/or extent of our operations.

If we were to be classified as a PFIC in any year, each U.S. holder of our Depositary Shares that does not make a timely qualified electing fund or mark-to-market election (as discussed below) will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a U.S. holder in a taxable year that is greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Depositary Shares), and (2) any gain realized upon the sale or other disposition of the Depositary Shares. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for our Depositary Shares;

•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year; and

•

the amount allocated to each of the other taxable years in the U.S. holder’s holding period for our Depositary Shares will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In addition, each U.S. holder of our Depositary Shares will be required to file an IRS Form 8621 if such U.S. holder holds its shares in any year in which we were classified as a PFIC.

In order to avoid the application of the PFIC rules discussed above with respect to excess distribution and realized gains, U.S. holders of our Depositary Shares may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of our ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Depositary Shares during the year. If we later distribute the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any Depositary Shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a Depositary Share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the Depositary Share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which we are a PFIC or, if later, the first taxable year for which the U.S. holder held Depositary Shares. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that we first determine that we are a PFIC, we will use commercially reasonable efforts to provide any U.S. holder of Depositary Shares, upon request, with the information necessary for such U.S. holder to make the QEF election. If we do not believe that we are a PFIC for a particular year but it is ultimately determined that we were a PFIC, it may not be possible for a holder to make a QEF election for such year.

In addition to the QEF election, Section 1296 of the Code permits U.S. persons to make a “mark-to-market” election with respect to marketable shares in a PFIC. If a U.S. holder of our Depositary Shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year that we are a PFIC: (1) include as ordinary income the excess, if any, of the fair market value of the Depositary Shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the Depositary Shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the Depositary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the Depositary Shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). If a U.S. holder makes an effective mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our Depositary Shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. holders should consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding shares in a PFIC in light of their particular circumstances.

As previously indicated, if we were to be classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, dividends paid by us would not constitute “qualified dividend income” and, hence, would not be eligible for the preferential rates of U.S. federal income tax.

Taxation of Holding Depositary Shares to Non-U.S. Holders

A beneficial owner of the Depositary Shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder is referred to as a non-U.S. holder.

A non-U.S. holder will generally not be subject to U.S. federal income tax on dividends paid in respect of the Depositary Shares or on gains recognized in connection with the sale or other disposition of the Depositary Shares, provided, in each case, that such dividends or gains are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business. However, even if not engaged in a U.S. trader or business, individual non-U.S. holders may be subject to tax on gain resulting from the disposition of our Depositary Shares if they are present in the U.S. for 183 days or more during the taxable year in which those Depositary Shares are disposed and meet certain other requirements.

Dividends or gains that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder, and may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Back-up Withholding

In general, payments to a non-corporate U.S. holder of distributions or the proceeds of a disposition of Depositary Shares will be subject to information reporting. These payments to a non-corporate U.S. holder also may be subject to backup withholding if the non-corporate U.S. holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (or applicable successor forms) together with all applicable certifications and statements, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

Individuals who are U.S. holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, Depositary Shares, unless the shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. holders (including U.S. entities) and Non-U.S. holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Considerations

In the opinion of Watson Farley & Williams LLP, because we do not (and do not expect in the future that we will) conduct business or operations in the Republic of The Marshall Islands, we are not subject to income, capital gains, profits or other taxation under the current laws of the Republic of the Marshall Islands.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL AND MARSHALL ISLANDS INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING OR OTHERWISE DISPOSING OF THE DEPOSITARY SHARES.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with B. Riley Securities, Inc. (the “Agent”) on December 29, 2022 (the “Sales Agreement”), under which we may offer and sell the Depositary Shares through or to the Agent, as agent and/or principal, pursuant to this prospectus supplement and the accompanying prospectus. Sales of the Depositary Shares, if any, under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or similar securities exchange at prices related to the prevailing market prices. The Sales Agreement terminated and replaced, in its entirety, the At Market Issuance Sales Agreement between the Agent and the Company, dated as of December 10, 2019.

Each time we wish to sell our Depositary Shares under the Sales Agreement, we will notify the Agent of the amount of the Depositary Shares to be sold by it. Once we have so instructed the Agent, unless the Agent declines to accept the terms of the notice, the Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Depositary Shares up to the amount specified on such terms. We may instruct the Agent not to sell the Depositary Shares if the sales cannot be effected at or above the price designated by us in any instruction. We or the Agent may suspend the offering of Depositary Shares upon proper notice and subject to other conditions.

We will pay the Agent commissions for its services in acting as agent in the sale of our Depositary Shares at a commission rate equal to 2.5% of the aggregate gross proceeds of the sales. Pursuant to the Sales Agreement, we have also agreed to reimburse the Agent for its reasonable out-of-pocket expenses, including attorney’s fees in an amount not to exceed $75,000 and an additional $5,000 per quarter, so long as the Sales Agreement remains effective. We estimate that the total expenses for the offering, excluding compensation payable to the Agent under the Sales Agreement, will be approximately $300,000.

The Agent will provide written confirmation of a sale to us no later than the opening of the trading day on the NYSE following each trading day in which the Depositary Shares are sold under the Sales Agreement. Each confirmation will include the number of Depositary Shares sold on the preceding day, the sales price of Depositary Shares sold, the aggregate gross sales proceeds of such Depositary Shares, the net proceeds to us and the compensation payable by us to the Agent in connection with the sales.

Settlement for sales of the Depositary Shares will occur on the second trading day following the date on which such sales are made, or on some other date that is agreed upon by us and the Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of Depositary Shares sold through the Agent under the Sales Agreement, the net proceeds to us and the compensation paid by us to the Agent, if any.

In connection with the sale of the Depositary Shares on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act.

The offering of the Depositary Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of the maximum dollar amount of Depositary Shares subject to the Sales Agreement or (ii) the termination of the Sales Agreement as permitted therein.

The Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and our affiliates, for which they received or may in the future receive customary fees and expenses. The Agent previously acted as representative of the several underwriters or sales agent, as applicable, in the public offerings of Class A common shares completed on October 1, 2019 and January 26, 2021, the public offering of the Company’s 8.00% Senior Unsecured Notes due 2024 (the “2024 Notes”) completed on November 19, 2019, the “at the market offering” of the 2024 Notes entered into on November 27, 2019 and the “at the market offering” of Depositary Shares entered into on December 10, 2019, for which the Agent and the other underwriters received customary compensation.

In the ordinary course of its various business activities, the Agent and certain of its affiliates actively trade debt and equity securities (or related derivative securities) and financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company or our affiliates. The Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission registration fee	$	16,530
Legal fees and expenses	$	200,000
Accounting fees and expenses	$	25,000
Transfer Agent fees	$	10,000
Miscellaneous	$	48,470
Total	$	300,000

LEGAL MATTERS

The validity of the Depositary Shares will be passed upon for us by Watson Farley & Williams, LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law. The Agent has been represented in connection with this offering by Morgan, Lewis & Bockius LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The industry information attributed to Maritime Strategies International Limited (“MSI”) by incorporation by reference to the 2021 Annual Report has been reviewed by MSI, which has confirmed to us that such information accurately describes the container shipping market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement and accompanying base prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globalshiplease.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022, which contains audited consolidated financial statements as of December 31, 2021 and 2020 and for the three years ended December 31, 2021.

•

The description of our Depositary Shares contained in our Registration Statement on Form 8-A, filed with the Commission on August 20, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

•	Exhibits 3.1, 4.1 , 4.2 and 4.3 of our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 20, 2014.

•	Exhibit 3.1 of our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on December 10, 2019.

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 4, 2022, which contains our management’s discussion and analysis of financial condition and results of operations and unaudited interim consolidated financial statements and related notes for the six month period ended June 30, 2022.

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 9, 2022 (except for the commentary of George Youroukos and Ian Webber, and the references to Annualized Adjusted EBITDA contained in Exhibit 99.1 thereto).

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on December 29, 2022.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the Agent has not, authorized any other person to provide you with different information. We and the Agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above-mentioned filings or any subsequent filing we incorporated by reference to this prospectus supplement by writing or us at the following address:

Global Ship Lease, Inc.

Attn: Ian J. Webber

c/o Global Ship Lease Services Limited

25 Wilton Road

London SW1V 1LW

United Kingdom

+44 (0) 20 3998 0063

Information provided by the Company

We will furnish holders of our Class A common shares and Series C Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Prospectus

Common Shares, Preferred Shares, Depositary Shares, Debt Securities,

Warrants, Rights, Purchase Contracts and Units

Global Ship Lease, Inc.

Common Shares, Preferred Shares, Depositary Shares, Debt Securities, Warrants, Rights, Purchase Contracts, and Units

Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, depositary shares, debt securities, warrants, rights, purchase contracts, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

This prospectus describes some of the general terms that may apply to these securities. The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our Class A common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “GSL.” Our depositary shares, each of which represents a 1/100th interest in a share of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, are listed on the NYSE under the symbol “GSL-B.”

An investment in these securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Risk Factors” beginning on page 2 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process we or any selling shareholder may sell, from time to time, the common shares, preferred shares, depositary shares, debt securities, warrants, rights, purchase contracts and units described in this prospectus in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We will provide updated information if required whenever we offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement do not and will not contain all the information provided in the registration statement that we filed with the Commission. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, references to the “Company,” “we,” “us,” “our” or “Global Ship Lease” refer to Global Ship Lease, Inc.; “Technomar” refers to Technomar Shipping Inc., our ship technical manager and “Conchart” refers to Conchart Commercial Inc., our commercial ship manager. Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to U.S. dollars. We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of our containerships, which we also refer to as ships. Unless otherwise indicated, we calculate the average age of our vessels on a weighted average basis, based on TEU capacity. All share and per share amounts disclosed in this prospectus give retroactive effect, for all periods presented, to the one-for-eight reverse stock split of our Class A common shares effected on March 25, 2019.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the more detailed information that appears later in this prospectus or is contained in documents that we incorporate by reference herein, including the section entitled “Risk Factors.”

The Company

Global Ship Lease is a leading independent owner of containerships with a diversified fleet of mid-sized and smaller containerships. Incorporated in the Republic of the Marshall Islands, Global Ship Lease commenced operations in December 2007 with a business of owning and chartering out containerships under fixed-rate charters to top tier container liner companies.

As of the date of this prospectus, we owned 65 containerships with a total capacity of 342,348 TEU. Our fleet’s average size is 5,267 TEU, with a TEU weighted average age of 15.4 years as of June 30, 2022.

Our Class A common shares began trading on the NYSE under the symbol “GSL” on August 15, 2008. Our depositary shares, each of which represents a 1/100th interest in a share of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares (the “Series B Preferred Shares”), began trading on the NYSE under the symbol “GSL-B” on August 20, 2014.

Employment of Our Fleet

We employ the ships in our fleet on time charters. A time charter is a contract for the use of a ship for a fixed period of time at a specified daily rate. Under a time charter, the ship owner provides and bears the cost of crew, lubricating oil, and all maintenance and other services related to the ship’s operation, the cost of which is included in the daily charter rate. As the ship owner, we are also responsible for insuring our interests in the ship and liabilities as owner arising from its use. The charterer is responsible for substantially all of the ship’s voyage costs, such as fuel (bunker) costs, canal fees, port expenses, cargo handling costs and extra war risk insurance costs if the ship is deployed outside normal insurance limits and enters areas which are specified by the insurance underwriters as being subject to additional premiums and cargo handling charges.

The initial term for a time charter commences on the ship’s delivery to the charterer. Time charter agreements may include options, in favor of the owner or the charterer, to extend the charter on pre-agreed terms. Charters may be extended on mutually agreed terms, or the ship will be re-delivered by the charterer at the end of the charter period, within a pre-agreed time window (to allow for operational flexibility), in which case we would seek alternate employment with another charterer.

Our charters are with a number of different charterers and expire on different dates over a period of time. We believe the diversified charterer base reduces counterparty risk and the staggered expirations of our charters reduces our exposure to re-chartering risk and may mitigate the impact of the cyclical nature of the container shipping industry.

CORPORATE INFORMATION

We were incorporated in the Republic of the Marshall Islands on March 14, 2008 as GSL Holdings Inc.

On August 14, 2008, we merged with Marathon Acquisition Corp., a company then listed on the American Stock Exchange, and with the pre-existing Global Ship Lease, Inc., which was then wholly owned by CMA CGM S.A. GSL Holdings, Inc. was the surviving entity, changed its name to Global Ship Lease, Inc. and became listed on the New York Stock Exchange, or the NYSE.

The mailing address of our principal executive office is c/o Global Ship Lease Services Limited, 25 Wilton Road, London SW1V 1LW, United Kingdom, and our telephone number is +44 (0) 20 3998 0063. Our website address is www.globalshiplease.com. The information included on our website is not incorporated herein by reference. From time to time, we may use our website and social media outlets as channels of distribution of material company information.

OTHER INFORMATION

We are incorporated under the laws of the Republic of the Marshall Islands, and as a consequence, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

1

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in “Item 3.Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 24, 2022, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we, or a selling shareholder, offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in that prospectus supplement.

2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith.

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy, the anticipated benefits of our strategic transaction with Poseidon Containers, and the likelihood of success in acquiring additional vessels to expand our business.

Forward-looking statements appear in a number of places in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 24, 2022, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, including, without limitation, in the sections entitled “Business Overview,” “Management’s Discussion and Analysis of Financial Conditions and Operations,” and “Dividend Policy.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. The risks described under “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Commission after the date of this prospectus.

3

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sales of our securities by any of the selling shareholders.

4

CAPITALIZATION

Each prospectus supplement will include information about our capitalization.

5

ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

6

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices, or otherwise.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	a distribution by way of dividend or otherwise to our existing shareholders;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; or

•

trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into options or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus or prospectus supplement, or if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the public offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to all of the securities offered and sold by us under this registration statement.

7

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and certain material terms of our amended and restated articles of incorporation, as amended (the “Articles of Incorporation”) and amended and restated bylaws (the “Bylaws”), as in effect as of the date of this prospectus. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to our Annual Report on Form 20-F, filed with the Commission on March 24, 2022, and which is incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Authorized Capital Stock

Under our Articles of Incorporation, our authorized share capital consists of:

•	249,000,000 common shares, par value $0.01 per share, consisting of:

•	214,000,000 Class A common shares, $0.01 per share, of which 36,861,600 shares were issued and outstanding as of the date of this prospectus;

•	20,000,000 Class B common shares, $0.01 per share, of which none were issued and outstanding as of the date of this prospectus; and

•	15,000,000 Class C common shares, $0.01 per share, of which none were issued and outstanding as of the date of this prospectus;

•	1,000,000 preferred shares, par value $0.01 per share, consisting of:

•	44,000 Series B Preferred Shares, $0.01 per share, of which 43,592 shares were issued and outstanding as of the date of this prospectus;

•	250,000 Series C Preferred Shares, $0.01 per share, of which none were issued and outstanding as of the date of this prospectus; and

•	706,000 preferred shares available for designation by the board of directors.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares.

Our directors are elected by the vote of the majority of the votes cast with respect to each director. For purposes thereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. A majority of the common shares in the aggregate shall constitute a quorum. Our Articles of Incorporation prohibits cumulative voting. Of our authorized common stock, we only have Class A common shares outstanding (we have no Class B or Class C common shares outstanding).

8

Under Marshall Islands law generally and our Articles of Incorporation, there are no limitations on the right of non-residents of the Marshall Islands or owners who are not citizens of the Marshall Islands to hold or vote our common shares.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.

The Series B Preferred Shares and Related Series B Depositary Shares

The Series B Preferred Shares are an existing series of preferred stock of the Company. The Series B Preferred Shares outstanding are deposited with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary, under the Deposit Agreement among us, the Depositary and the registered holders and indirect and beneficial owners from time to time of the Series B Depositary Shares (the “Deposit Agreement”). The Deposit Agreement sets forth the terms of the Series B Depositary Shares. In general, each Series B Depositary Share represents, and entitles the holder, subject to the terms of the Deposit Agreement, to proportional rights and preferences (including dividends, voting, redemption and liquidation rights and preferences) as if such holder held 1/100th of one share of Series B Preferred Shares. The material terms of the Series B Preferred Shares and the Series B Depositary Shares are summarized in Exhibit 2.6 to our Annual Report on Form 20-F, that was filed with the Commission on March 24, 2022 and incorporated by reference herein.

Registrar and Transfer Agent

The registrar and transfer agent for our Class A common shares is Computershare Trust Company, N.A.

Listing

Our Class A common shares are listed on the NYSE under the symbol “GSL.” Our Series B Depositary Shares are listed on the NYSE under the symbol “GSL-B.”

9

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares that represent common shares or preferred shares of the Company. The common shares or preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that is selected by us, which we refer to as the “bank depositary.” Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable common shares or particular series of preferred shares or fraction thereof represented by that depositary share, to all of the rights and preferences of the common shares or preferred shares represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The forms of the deposit agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the Commission, and any prospectus supplement relating to any particular depositary shares will describe the material terms of such depositary shares, underlying shares, and related depositary agreement.

Any depositary agreement and the depositary receipts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

10

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

11

•

the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States, the equivalent price in the currency of the United States for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

12

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; or

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

2)

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

4)

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

6)

makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without their consent.

Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

13

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

14

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

15

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us, a basket of such securities, an index or indices of such securities, or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

16

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

17

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.

18

TAX CONSIDERATIONS

Our Annual Report on Form 20-F filed with the Commission on March 24, 2022, as updated by annual and other reports and documents that we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material Marshall Islands and U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material Marshall Islands and U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

19

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

$(1)
Commission registration fee	$	*
FINRA Fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

(1)

The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The industry information attributed to Maritime Strategies International Limited (“MSI”) by incorporation by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 has been reviewed by MSI, which has confirmed to us that such information accurately describes the container shipping market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globalshiplease.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

20

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Annual Report on Form 20-F for the year ended December 31, 2021 filed with the Commission on March 24, 2022, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•

Our Report on Form 6-K, filed with the Commission on August 4, 2022, which contains our management’s discussion and analysis of financial condition and results of operations and unaudited interim consolidated financial statements and related notes for the six month period ended June 30, 2022;

•	Our Report on Form 6-K, filed with the Commission on August 30, 2022 (except for the commentary of George Youroukos therein); and

•

The description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on August 12, 2008, as amended by Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Commission on March 26, 2019, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Global Ship Lease, Inc.

Attn: Ian J. Webber

c/o Global Ship Lease Services Limited

25 Wilton Road

London SW1V 1LW

United Kingdom

44 (0) 20 3998 0063

www.globalshiplease.com

Information provided by the Company

We will furnish holders of our Class A common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

21

$150,000,000

Depositary Shares

Each representing 1/100th of One Share of

8.75% Series B Cumulative Redeemable Perpetual Preferred Stock

Global Ship Lease, Inc.

PROSPECTUS SUPPLEMENT

B. Riley Securities

December 29, 2022